Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Steven J. Quinlan, Vice President and CFO

                      517/372-9200

Neogen reports 11% revenue increase

LANSING, Mich., Sept. 21, 2015 — Neogen Corporation (Nasdaq: NEOG) announced today that revenues for the first quarter of its 2016 fiscal year, which ended Aug. 31, were $74,860,000 — an 11% increase compared to revenues of $67,599,000 in the first quarter of last year.

First quarter net income increased 5% to $9,323,000, or $0.25 per share, from the previous year’s first quarter income of $8,883,000, or $0.24 a share. The revenues and net income represent first quarter records for the 33-year-old company.

“We are pleased to report a solid start to our new fiscal year, despite facing the same currency headwinds that all U.S. companies with significant international sales have been facing in recent months,” said James Herbert, Neogen’s chief executive officer and chairman. “We were able to complete two strategic acquisitions in the quarter, while building our core business through broad-based increases in sales across many of our diverse product lines and market segments.”

The first quarter was the 94th of the past 99 quarters that Neogen reported revenue increases compared with the previous year — including all consecutive quarters in the last 10 years.

“The continuing double-digit organic growth in our food safety diagnostic product lines, such as our tests for food allergens and mold toxins in grains, points to the effectiveness of recent sales and marketing initiatives,” said Richard Calk, Neogen’s president and chief operating officer. “As provisions of the Food Safety Modernization Act, or FSMA, continue to be refined and implemented, we have positioned ourselves to be the food industry’s partner in FSMA compliance. We have initiated a similar approach in our Animal Safety segment, as we partner with animal protein producers as they implement programs such as ‘Raised Without Antibiotics.’ Many poultry and pork producers are pursuing these programs to satisfy the increasing consumer demand for meat products that are virtually guaranteed not to contain antibiotics.”

Expressed as a percentage of sales, operating income was 19.9% for the quarter, the same as last year’s first quarter. Neogen’s gross margin was 50.5% of sales in its first quarter of the current year, compared to the 50.4% recorded in the company’s first quarter of its 2015 fiscal year.

“In most respects, our first quarter delivered solid financial results, including nearly reaching our goal of reporting operating income that is 20% of our sales,” said Steve Quinlan, Neogen’s chief financial officer. “However, currency fluctuations continued to negatively impact both our top and bottom lines, and resulted in an adverse currency effect of about $0.02 per share to earnings for the first quarter. These impacts were especially felt in conversions to the U.S. dollar from the Brazilian real and Mexican peso. Despite the difficult currency environment, our Mexican subsidiary was still able to achieve a 26% increase in sales in the first quarter, and our Brazilian subsidiary recorded a 16% increase.”

Revenues for the company’s Food Safety segment increased 11% during the first quarter compared to the prior year’s first three months. Sales of Neogen’s general microbiology products increased 65% in the first quarter of fiscal 2016 compared to the prior year, aided by the Oct. 1, 2014 acquisition of BioLumix®. The increase was also fueled by a 24% improvement in sales of the company’s consumable Soleris® vials to detect microorganisms in food, nutraceuticals and other consumer items. The BioLumix and Soleris test systems both detect spoilage organisms in much less time than traditional microbiology methods. Overall organic growth for the Food Safety segment was 7% for the quarter.

Sales of Neogen’s rapid tests for mycotoxins, which are mold toxins primarily found in grains, increased 12% in the current first quarter, as sales of tests for all six of the major mycotoxins increased compared to the previous fiscal year. Sales of Neogen’s rapid tests for food allergens, such as gluten and peanuts, increased 17% in the quarter compared to the prior year. The growth was aided by increased global regulatory efforts and consumer demand to ensure products represented as being free of food allergens are correctly labeled. The company’s sales of its general sanitation diagnostics, which includes its recently launched AccuPoint® Advanced ATP Hygiene Monitoring System, increased 12% in the current quarter when compared to the prior year.

Sales of the company’s Acumedia® dehydrated culture media products increased significantly in the quarter when compared to the first quarter of fiscal 2015, primarily the result of a large order for a customer’s research project. Neogen’s Aug. 27 acquisition of United Kingdom-based Lab M Holdings, a developer, manufacturer and supplier of microbiological culture media and diagnostic systems, is expected to complement Neogen’s existing culture media business, as well as enhance its ability to improve its food safety diagnostics.

Neogen’s Animal Safety segment reported a revenue increase of 10%, almost entirely organic, in its 2016 first quarter when compared to 2015. The segment’s revenues included a minor contribution from the company’s new operations in India. On June 1, Neogen acquired the assets of Sterling Test House, and announced that the acquired business will serve as a base for the company’s new operations in India.

Sales of the company’s rodenticides increased approximately 39% in the current quarter compared to the prior year, as its products continue to make gains in the important global agricultural rodenticide market. Sales of Neogen’s small animal supplements increased 53% in the current year when compared to the prior year, as the company responded to a market need for supplements used for thyroid hormone replacement therapy in dogs.

Revenues from the company’s GeneSeek® veterinary genomic operations in Lincoln, Neb., rose approximately 12% in the first quarter of 2016 compared to fiscal 2015. This growth resulted from increased market penetration of its proprietary genomic products and new poultry business.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Aug. 31
	2015	2014
Revenue
Food Safety	$34,459	$30,963
Animal Safety	40,401	36,636

Total revenue	74,860	67,599
Cost of sales	37,068	33,523

Gross margin	37,792	34,076
Operating expenses
Sales & marketing	13,571	12,220
Administrative	6,753	6,013
Research & development	2,573	2,404

Total operating expenses	22,897	20,637

Operating income	14,895	13,439
Other income (expense)	(456)	270

Income before tax	14,439	13,709
Income tax	5,150	4,800

Net income	$9,289	$8,909
Net loss (income) attributable to non-controlling interest	$34	$(26)

Net income attributable to Neogen Corp	$9,323	$8,883
Net income attributable to Neogen Corp per diluted share	$0.25	$0.24
Other information:
Shares to calculate per share	37,755	37,290
Depreciation & amortization	$2,707	$2,514
Interest income	68	45
Gross margin (% of sales)	50.5%	50.4%
Operating income (% of sales)	19.9%	19.9%
Revenue increase vs. FY 2015	10.7%
Net income vs. FY 2015	5.0%

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED BALANCE SHEET DATA (In thousands)
	Aug. 31 2015	May 31 2015
	(Unaudited)	(Audited)
Assets
Current assets
Cash & investments	$110,955	$114,164
Accounts receivable	59,041	59,208
Inventory	56,107	51,601
Other current assets	9,258	6,222

Total current assets	235,361	231,195
Property & equipment, net	49,294	44,473
Goodwill & other assets	123,948	116,513

Total assets	$408,603	$392,181

Liabilities & Equity
Current liabilities	$26,900	$25,456
Other long-term liabilities	15,797	15,762
Equity: Shares outstanding 37,372 in Aug. & 37,128 in May	365,906	350,963

Total liabilities & equity	$408,603	$392,181